FOR IMMEDIATE RELEASE: JANUARY 16, 2006

CONTACT: MICHAEL J. KOSS (414) 964-5000

Koss Second Quarter Sales Jump 51%

Net Income Increases 67%

Company Tops All Previous Quarterly Sales and Earnings Records as EPS Rises 71%

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high fidelity stereophone company has announced its results for the second quarter ending December 31, 2005. Sales for the second quarter jumped 51% to $15,435,597 compared with $10,225,079 for the same period one year ago. Income from operations for the second quarter rose by 112% from $1,501,793 to $3,188,786. Net income increased by 67%, from $1,219,442 to $2,031,246 for the same three months, and diluted earnings per share increased by 71% to $0.53 compared with $0.31 for the three months in 2004.

"Our second quarter was absolutely outstanding," said Michael J. Koss, President and CEO. "Last year, during the same reporting period the Company set a new record for sales during the month of December. In 2005, the month of December set a new record as the best sales month in our entire history."

Koss went on to say that export sales, most notably to Europe, had increased significantly.

"This is the third consecutive year of solid growth in Europe," Michael Koss said. "This quarter's 120% increase in export sales brings the six month increase to 106% for the period ending December 31, 2005 and complements the 82% increase in export sales we reported for the year ending June 30, 2005, and the 72% increase in export sales we reported for the year ending June 30, 2004."

Koss went on to explain that higher incoming freight charges for inventory, required changes in accounting to reflect stock options as expenses, and the termination of the Jiangsu License Agreement were concerns during the quarter, but were easily offset by the Company's 51% increase in sales revenue.

"Holiday sales were strong for Koss this season," Koss said. "It appears that our retailers, and distributors, who thoughtfully increased stock levels of Koss stereophones throughout the autumn, were assured of excellent "instock" positions through the peak gift giving season. Sales were so dynamic, in fact, that the Company carried its first significant backorder for November shipments into the first week of December."

On a year to date basis for the six month period ending December 31, 2005, sales significantly eclipsed the prior year's six month performance, increasing by 43% to $27,385,438 from $19,197,659 during the same six month period one year ago. Income from operations for the six months increased by 93%. Net income for the six months increased by 65% from $2,109,353 compared to $3,472,464 for the same six months ending December 31, 2004. Six month diluted earnings per share increased by 67% to $0.92 compared with $0.55 for the same period one year ago.

"We have successfully linked three record breaking consecutive quarters," Michael Koss continued, "but best of all, the second quarter, which ended December 31, 2005 broke every record for every quarter in our history."

Koss Corporation paid a quarterly dividend of $0.13 cents on January 13, 2006 to shareholders of record on December 31, 2005.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)
	Three Months		Six Months
Period Ended December 31	2005	2004	2005	2004
Net sales	$15,435,597	$10,225,079	$27,385,438	$19,197,659
Cost of goods sold	9,397,027	6,266,461	16,671,989	11,816,068
Gross profit	6,038,570	3,958,618	10,713,449	7,381,591
Selling, general and administrative expense	2,849,784	2,456,825	5,297,401	4,576,346
Income from operations	3,188,786	1,501,793	5,416,048	2,805,245
Other income (expense)
Royalty income	100,307	484,614	201,918	636,070
Interest income	40,825	12,678	75,470	16,876
Interest expense	0	0	0	0
Income before income tax provision	3,329,918	1,999,085	5,693,436	3,458,191
Provision for income taxes	1,298,672	779,643	2,220,972	1,348,838
Net income	$ 2,031,246	$ 1,219,442	$ 3,472,464	$ 2,109,353
Earnings per common share:
Basic	$0.55	$0.33	$0.93	$0.57
Diluted	$0.53	$0.31	$0.92	$0.55
Dividends per common share	$0.13	$0.13	$0.26	$0.26

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